Exhibit 99.1

CENDANT REPORTS RECORD RESULTS
FOR FOURTH QUARTER AND FULL YEAR 2004

4Q 2004 EPS from Continuing Operations Increased 18% to $0.33
Versus $0.28 in 4Q 2003

Full Year 2004 EPS from Continuing Operations Increased 27% to $1.71
Versus $1.35 in 2003

Full Year 2004 Net Cash Provided by Operating Activities Was $5.4 Billion

Full Year 2004 Free Cash Flow Was $2.2 Billion

New York, February 7, 2005 – Cendant Corporation (NYSE: CD) today reported record results for fourth quarter and full year 2004. Fourth quarter EPS from Continuing Operations increased 18% to $0.33, versus $0.28 in fourth quarter 2003, and full year 2004 EPS from Continuing Operations increased 27% to $1.71, versus $1.35 in 2003. Full year 2004 Revenue increased 10% to $19.8 billion and Net Income was $2.1 billion.

The fourth quarter results reflected strong performance in the Company’s real estate and travel units, including record fourth quarter revenues in its real estate franchise and brokerage, employee relocation, car rental, fuel card, GDS and online travel businesses. A number of items, both positive and negative, were included in fourth quarter results but did not materially impact earnings per share in the aggregate.

Cendant’s President and Chief Financial Officer, Ronald L. Nelson, stated: “The last twelve months have been a watershed year for Cendant, during which we began the process of positioning the Company for accelerated, long-term growth in our core travel and real estate businesses. We divested non-core assets, including our tax preparation, mortgage and fleet management businesses, and are progressing towards the divestiture of our Wright Express fuel card business and Marketing Services division in 2005. At the same time, we are re-investing in our travel and real estate businesses. With the recent acquisition of Orbitz and pending acquisitions of ebookers and Gullivers Travel Associates, we will have secured a leading worldwide position in the fast-growing online travel industry, while substantially enhancing our merchant strategy with access to significant amounts of hotel inventory.

“2004 was also a year of solid operational growth. Excluding the results of PHH, which was recently spun-off, our operations generated organic revenue and EBITDA growth well in excess of our long-term targets. In our real estate vertical, the combination of our leading market position in residential real estate, together with prolonged strength in that market, enabled our Real Estate Franchise and Operations segment to generate organic revenue growth of 15% and organic EBITDA growth of 19%. Across our travel vertical, a modestly improved environment, together with solid execution on our key business initiatives, enabled each of our travel related segments to generate organic growth. In particular, our Hospitality Services segment generated organic revenue and EBITDA growth of 11% and 15%, respectively, and our Vehicle Services segment produced organic revenue and EBITDA growth of 3% and 39%, respectively.

“2005 will be a transitional year as we integrate acquired businesses and reinvest the proceeds from divestitures, as well as our over $3 billion of expected Net Cash Provided by Operating Activities and almost $2 billion of expected Free Cash Flow. Beyond 2005, we expect that the absence of transaction related expenses, together with continued reinvestment in our core real estate and travel businesses, will enable us to generate accelerated growth. At the same time, we will also continue to return capital to shareholders by deploying incremental cash to repurchase stock and increase our dividend.”

Fourth Quarter 2004 Results of Reportable Segments
The following discussion of operating results focuses on revenue and EBITDA for each of our reportable operating segments. EBITDA is defined as income from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. EBITDA is the measure that we use to evaluate performance in each of our reportable operating segments. Our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. Revenue and EBITDA are expressed in millions.

Real Estate Franchise and Operations
(Consisting of the Company’s real estate franchise brands, brokerage operations and relocation services)

	2004	2003	% change

Revenue	$1,504	$1,292	16%

EBITDA	$228	$192	19%

Revenue and EBITDA increased due to strong growth in royalties earned by our real estate franchise businesses, real estate commissions earned by our NRT real estate brokerage unit, and service fees earned by Cendant Mobility, our relocation services business. Real estate franchise royalty and marketing fund revenue increased 15%, primarily due to a 14% increase in the average price of homes sold. Revenue generated by NRT increased 16%, primarily due to an 18% increase in the average price of homes sold, which included the impact of acquisitions of certain higher-end real estate brokers. The increase in the average price of homes sold at both our franchised and owned brokerage operations continues to reflect the broad-based strength of the residential real estate market, along with historically low levels of unsold inventory. Closed sides volume modestly declined due primarily to the continued impact of hurricanes in the third quarter. Revenues from our relocation services business increased 21%, principally resulting from higher referral volume and a higher average fee per referral.

Mortgage Services
(Consisting of mortgage services and settlement services)

	2004	2003	% change

Revenue	$246	$308	(20%)

EBITDA	$26	$64	(59%)

Revenue and EBITDA decreased due to lower production revenues resulting from the industry-wide decline in mortgage refinancing volumes, as expected. This decline was partially offset by a $57 million increase in net revenues from mortgage servicing activities, driven by a 9% increase in the average size of the servicing portfolio and lower net amortization of our servicing asset.

Hospitality Services
(Consisting of the Company’s franchised lodging brands, timeshare exchange, timeshare sales and development, and vacation rental businesses)

	2004	2003	% change

Revenue	$711	$612	16%

EBITDA	$156	$150	4%

Revenue was positively impacted by growth in virtually all of our hospitality businesses. Revenue from RCI and lodging franchise each increased 13% and revenue from the Timeshare Resort Group increased 8%, primarily reflecting higher revenue per transaction. The May 2004 acquisition of Landal Green Parks and the October 2004 acquisition of Canvas Holidays Limited by our European Vacation Rental Group positively impacted revenue by $40 million but modestly reduced EBITDA due to the seasonality of these businesses. In addition, EBITDA was reduced due to costs associated with prior period acquisitions.

Travel Distribution Services
(Consisting of electronic global distribution services for the travel industry, corporate and consumer online travel services, and travel agency services)

	2004	2003	% change

Revenue	$451	$393	15%

EBITDA	$101	$108	(6%)

The acquisition of Orbitz, Inc. in November 2004 contributed $37 million of revenue and reduced EBITDA by $8 million due to costs incurred to integrate our online travel businesses. In addition, revenue and EBITDA were both positively impacted by the acquisitions of Flairview Travel in second quarter 2004 and Travel 2/ Travel 4 in fourth quarter 2003. Apart from these acquisitions, revenue and EBITDA benefited from a 34% increase in our global on-line travel bookings, while revenue decreased and EBITDA benefited from our efforts to shift our off-line travel business to on-line channels. The growth in on-line bookings was substantially a result of increased conversion rates and more visitors at CheapTickets.com, which also experienced improved margins. Galileo worldwide booking fees were unchanged year-over-year as improvements in global yield were offset by a 1% reduction in global volume. In addition, year-over-year EBITDA comparisons were negatively impacted by approximately $10 million due to higher reserves taken for bad debt expense, including to reserve for receivables from bankrupt airlines.

Vehicle Services
(Consisting of vehicle rental, vehicle management services and fleet card services)

	2004	2003	% change

Revenue	$1,594	$1,385	15%

EBITDA	$127	$73	74%

Revenue and EBITDA increased primarily due to growth at our Avis and Budget car rental operations and operating efficiencies realized from the successful integration of Budget. Revenue and EBITDA were also positively impacted by growth in our Wright Express fuel card management business and by our former PHH Fleet Management unit’s February 2004 acquisition of First Fleet Corporation. Avis and Budget car rental experienced increases in rental day volume of 3% and 18%, respectively, which were partially offset by decreases in price of 2% and 8%, respectively. The increased volume and reduced pricing at Budget resulted primarily from the Company’s strategic decision to reduce its cost structure and pricing to be more competitive with other leisure-focused car rental brands. In addition, pricing at both Avis and Budget was negatively impacted by higher industry fleet levels due to increased incentives from car manufacturers. The impact of lower prices on revenues was partially offset in EBITDA by lower fleet costs.

Marketing Services
(Consisting of individual membership products, insurance-related services and financial services enhancement products)

	2004	2003	% change

Revenue	$401	$361	11%

EBITDA	$84	$77	9%

Revenue and EBITDA benefited from the sale of commission rights related to our long-term care insurance business and the termination of a contractual relationship with a third-party marketing partner, both of which occurred in fourth quarter 2004 and were partially offset by the absence of royalties generated under a contractual relationship that was terminated in the previous quarter. These benefits were more than offset in EBITDA by a verdict rendered in connection with a contractual dispute of approximately $25 million and slightly higher amortization of deferred expenses. The net impact of these items was an increase in revenue of $33 million and a reduction in EBITDA of $9 million. Revenue and EBITDA were also positively impacted by growth in our individual membership business.

Recent Achievements and Strategic Initiatives
The Company’s results in the fourth quarter enabled it to achieve its full year 2004 cash flow generation, debt reduction and share repurchase goals:

•	During the quarter, we generated Net Cash Provided by Operating Activities of $1.3 billion and Free Cash Flow of $458 million. For the full year 2004, we generated Net Cash Provided by Operating Activities of $5.4 billion and Free Cash Flow of $2.2 billion. See Table 7 for a description of Free Cash Flow and a reconciliation to Net Cash Provided by Operating Activities.

•	During the quarter, we retired the remaining $804 million of our outstanding 3-7/8% Convertible Senior Debentures. As of December 31, 2004, the Company had corporate debt, net of cash on the balance sheet, of approximately $3.7 billion, consisting of $591 million of cash and cash equivalents and approximately $4.3 billion of corporate debt outstanding (corporate debt excludes Debt under Management and Mortgage Programs). For the full year 2004, we reduced Net Debt by approximately $1.4 billion and eliminated all of our convertible securities.

•	During the quarter, we utilized $170 million of cash for the repurchase of common stock ($87 million net of proceeds from option exercises). For the full year 2004, the Company utilized $1.3 billion of cash for the repurchase of common stock ($756 million net of proceeds from option exercises). The full year amount includes the use of cash to repurchase shares that had been issued in the first quarter upon conversion of our Zero Coupon Senior Convertible Contingent Notes.

In addition, the Company recently:

•	Completed the spin-off of the mortgage and fleet operations of PHH Corporation to Cendant’s shareholders as a tax-free distribution of the common stock of PHH Corporation. In connection with the spin-off, Cendant has entered into a mortgage origination venture with PHH to continue to participate in the earnings from the origination of mortgages from customers of Cendant’s real estate brokerage and relocation businesses. PHH will manage this venture and retain all servicing asset risk.

•	Completed the acquisition of Orbitz, a leading online travel agency, for approximately $1 billion, net of acquired cash. The acquisition places Cendant in a leading position in the domestic online travel distribution business and is expected to be accretive to EPS by $0.00 — $0.01 in 2005, including the impact of integration costs, and by $0.07 — $0.09 in 2006.

•	Announced that it had agreed to acquire privately held, UK-based Gullivers Travel Associates, including its Octopus Travel Group Ltd. subsidiary, for approximately $1.1 billion as of the date of the agreement, net of acquired cash as of the date of the agreement. Additional purchase price may be payable if Gulliver’s financial performance for 2005 exceeds expectations. See Form 8-K, dated December 20, 2004, for a more complete description of the acquisition. Gullivers is a leading wholesaler of hotel stays, destination services, travel packages and group tours, primarily serving the Asian and European markets, and OctopusTravel.com is a global online provider of lodging and destination services, selling directly to consumers as well as through third-party affiliates and primarily low cost airlines. The transaction is expected to close in April 2005 and is expected to be $0.00 — $0.01 dilutive to Cendant’s EPS in 2005, including the impact of integration costs, and $0.05 — $0.06 accretive in 2006.

•	Announced that it had agreed to acquire UK-based ebookers for approximately $330 million as of the date of the agreement, net of acquired cash and including acquired debt as of the date of the agreement. See Form 8-K, dated December 3, 2004, for a more complete description of the transaction. Ebookers is a leading pan-European online travel agency with Web sites serving 13 European countries. The acquisition is expected to close in first quarter 2005 and is expected to be neutral to Cendant’s EPS in 2005, including the impact of integration costs, and $0.02 — $0.03 accretive in 2006.

•	Announced the filing of a registration statement for the sale of 100% of its ownership interest in Wright Express in a planned initial public offering, expected to take place in February 2005. Cendant expects to receive approximately $1 billion in aggregate proceeds from the transaction, which it will use to fund the Gullivers acquisition.

•	Announced that it had entered into a new five-year, $3.5 billion revolving credit facility. The new credit facility replaced Cendant’s existing $2.9 billion revolving credit facility, which had been scheduled to mature in December 2005.

Outlook
The Company projects the following EPS:

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year
2005 EPS from Continuing Operations Before
Transaction Related Charges(a)	$0.21 - $0.23	$0.33 - $0.35	$0.50 - $0.53	$0.30 - $0.33	$1.35 - $1.43

2005 Transaction Related Charges(b)	($0.20 - $0.18)	-	-	-	($0.20 - $0.18)

2005 EPS from Continuing Operations(a)	$0.01 - $0.05	$0.33 - $0.35	$0.50 - $0.53	$0.30 - $0.33	$1.15 - $1.25

2006 EPS from Continuing Operations					$1.62 - $1.72

(a)	Projections assume that the results of the Company’s Fleet Management, Wright Express and Marketing Services businesses are reflected as discontinued operations for all of 2005. The high end of the Company’s previous projected range of 2005 EPS from Continuing Operations has been reduced to reflect a $0.02 per share impact due to the contribution of our appraisal business to PHH, which was not contemplated in the spin-off when we issued our preliminary projections for 2005.
(b)	Includes a previously disclosed non-cash impairment charge ranging between $0.15 and $0.17 in connection with the spin-off of PHH and an estimated $0.03 charge related to restructuring activities to be undertaken following the PHH spin-off and Wright Express IPO. The Company expects to record both charges in its first quarter 2005 results but the restructuring charge may also affect subsequent quarters but is not expected to aggregate more than $0.03 per share. The Company also expects to record an additional impairment charge ranging between $0.35 and $0.38 to Discontinued Operations. The aggregate non-cash impairment charge reflects the difference between PHH’s carrying value and PHH’s market value and is allocated between continuing operations and discontinued operations based on the relative values of the mortgage and fleet businesses, respectively, and the fact that mortgage will not be accounted for as a discontinued operation. Cendant expects to partially offset the additional impairment charge of $0.35 to $0.38 recorded within Discontinued Operations with an estimated $0.19 — $0.28 per share cash gain on the sale of Wright Express, for which we expect to receive proceeds of approximately $1 billion in aggregate.

The Company also announced the following detailed financial projections for full year 2005 (in millions):

Full Year 2005
Projected (a)
Revenue
Real Estate Franchise and Operations (b)	$6,900 – 7,100
Mortgage Services (c)	35 – 45
Hospitality Services	3,150 – 3,300
Travel Distribution Services	2,700 – 2,800
Vehicle Services	4,750 – 5,000

Total Travel Services	10,600 – 11,100
Total Reportable Segments	17,635 – 18,145
Corporate and Other	0 – 50

Total Company	$17,635 – 18,195

EBITDA (d)
Real Estate Franchise and Operations (b)	$1,125 – 1,175
Mortgage Services (c) (e)	(185 – 160)
Hospitality Services	750 – 800
Travel Distribution Services	640 – 690
Vehicle Services	475 – 525
Total Reportable Segments (e)	2,870 – 2,970
Corporate and Other	(140 – 120)

Depreciation and amortization (f)	(580 – 550)
Amortization of pendings/listings	(25 – 15)
Interest expense, net (f) (g)	(190 – 170)

Pretax income (e)	1,935 – 2,115
Provision for income taxes	(705 – 755)
Minority interest	(5 – 10)

Income from continuing operations (e)	$1,225 – 1,350

Diluted weighted average shares outstanding	1,080 – 1,065

(a)	2005 projections assume that the results of the Company’s Fleet, Wright Express and Marketing Services businesses are reflected as discontinued operations for all of 2005. Projections do not total because we do not expect the actual results of all segments to be at the lowest or highest end of any projected range simultaneously.
(b)	Reflects the results of the Company’s Real Estate Franchise and Operations segment and settlement services unit. After January 31, 2005, the date of the PHH spin-off, this segment also includes the results of Cendant’s licensing and other arrangements with PHH.
(c)	Reflects the results of the Company’s mortgage unit through the date of spin-off, January 31, 2005.

(d)	Includes $50 million of estimated pretax charges related to restructuring activities to be undertaken following the PHH spin-off and Wright Express IPO, of which $30 million is included in Corporate and Other.
(e)	Includes the previously disclosed non-cash impairment charge recorded in connection with the spin-off of PHH of $160 – 180 million to reflect the difference between the carrying value and market value of the mortgage business.
(f)	Depreciation and amortization excludes amounts related to our assets under management and mortgage programs, and interest expense excludes amounts related to our debt under management and mortgage programs, both of which are already reflected in EBITDA.
(g)	2005 interest expense includes the potential reversal of $73 million of accrued interest in the first quarter related to the CUC related litigation settlement, which had been included in our prior projections.

Investor Conference Call
Cendant will host a conference call to discuss the fourth quarter results on Tuesday, February 8, 2005, at 11:00 a.m. (ET). Investors may access the call live at www.cendant.com or by dialing 719-457-2666. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on February 8, 2005 until 8:00 p.m. (ET) on February 15, 2005 at 719-457-0820, access code: 5253453.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com.

A registration statement relating to the shares of Wright Express common stock has been filed with the Securities and Exchange Commission but has not yet become effective. The shares of Wright Express common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares of Wright Express common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the prospectus relating to the shares of Wright Express common stock may be obtained, when available, from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, NY 10081 (Telephone: (212) 552-5164); Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, Level 1B, New York, New York 10010 by faxing a request to (212) 325-8057; or Merrill Lynch & Co. at 4 World Financial Center, New York, New York 10080 (Telephone: (212) 449-1000).

Cendant can give no assurances that the Wright Express initial public offering or the disposition of the Marketing Services Division will be consummated. Prior to consummating the initial public offering, Cendant and Wright Express will need to complete the negotiation of financial and other terms, including the initial public offering price. In addition, consummation of the initial public offering is subject to market conditions and other factors outside of the control of Cendant and Wright Express.

Statements about future results made in this release, including the projections and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-Q for the quarter ended September 30, 2004.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war or terrorism, which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our web site at www.cendant.com.

Media Contact:	Investor Contacts:
Elliot Bloom	Sam Levenson
212-413-1832	212-413-1834

Henry A. Diamond
212-413-1920

# # #

Tables Follow

Table 1
(page 1 of 2)

Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	Fourth Quarter
	2004	2003		% Change
Income Statement Items
Net Revenues	$4,904	$4,344		13%
Pretax Income (A)	515	459		12%
Income from Continuing Operations	357	299		19%
EPS from Continuing Operations (diluted)	0.33	0.28	(C)	18%

Cash Flow Items
Net Cash Provided by Operating Activities	$1,323	$3,423
Free Cash Flow (B)	458	372
Payments Made for Current Period Acquisitions, Net of Cash Acquired	(1,263)	(67)
Net Debt Repayments	(134)	(259)
Net Repurchases of Common Stock	(87)	(181)
Payment of Dividends	(96)	—

	As of	As of
	December 31, 2004	December 31, 2003

Balance Sheet Items
Total Corporate Debt	$4,333	$6,002
Cash and Cash Equivalents	591	839
Total Stockholders’ Equity	12,695	10,186

Segment Results

	Fourth Quarter

	2004	2003		% Change

Net Revenues
Real Estate Franchise and Operations	$1,504	$1,292		16%
Mortgage Services	246	308		(20%)
Hospitality Services	711	612		16%
Travel Distribution Services	451	393		15%
Vehicle Services	1,594	1,385		15%
Marketing Services	401	361		11%

Total Reportable Segments	4,907	4,351		13%
Corporate and Other	(3)	(7)		*

Total Company	$4,904	$4,344		13%

EBITDA
Real Estate Franchise and Operations	$228	$192		19%
Mortgage Services	26	64		(59%)
Hospitality Services	156	150		4%
Travel Distribution Services	101	108		(6%)
Vehicle Services	127	73		74%
Marketing Services	84	77		9%

Total Reportable Segments	722	664
Corporate and Other	21	4

Total Company	$743	$668

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$743	$668
Less: Non-program related depreciation and amortization	159	129
Non-program related interest expense, net	66	72
Amortization of pendings and listings	3	8

Pretax Income (A)	$515	$459		12%

*	Not meaningful.
(A)	Referred to as “Income before income taxes and minority interest” on the Consolidated Condensed Statements of Income presented on Table 2.
(B)	See Table 7 for the underlying calculations and reconciliations.
(C)	2003 EPS has been revised to reflect the adoption of EITF Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share,” which now requires the inclusion of contingently convertible debt instruments that were outstanding during such period and not ultimately settled in cash (namely, our zero coupon senior convertible contingent notes that were converted into approximately 22 million shares of our common stock in February 2004).

Table 1
(page 2 of 2)

Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	Full Year
	2004	2003		% Change
Income Statement Items
Net Revenues	$19,785	$18,015		10%
Pretax Income (A)	2,554	2,173		18%
Income from Continuing Operations	1,820	1,430		27%
EPS from Continuing Operations (diluted)	1.71	1.35	(C)	27%

Cash Flow Items
Net Cash Provided by Operating Activities	$5,417	$6,928
Free Cash Flow (B)	2,181	2,525
Payments Made for Current Period Acquisitions, Net of Cash Acquired	(1,633)	(147)
Net Debt Repayments	(1,461)	(886)
Issuance of Common Stock in Connection with the Upper DECS	863	—
Net Repurchases of Common Stock	(756)	(644)
Payment of Dividends	(333)	—

	As of	As of
	December 31, 2004	December 31, 2003

Balance Sheet Items
Total Corporate Debt	$4,333	$6,002
Cash and Cash Equivalents	591	839
Total Stockholders’ Equity	12,695	10,186

Segment Results

	Full Year

	2004	2003		% Change

Net Revenues
Real Estate Franchise and Operations	$6,246	$5,258		19%
Mortgage Services	1,111	1,483		(25%)
Hospitality Services	2,882	2,523		14%
Travel Distribution Services	1,788	1,659		8%
Vehicle Services	6,231	5,851		6%
Marketing Services	1,499	1,224		22%

Total Reportable Segments	19,757	17,998		10%
Corporate and Other	28	17		*

Total Company	$19,785	$18,015		10%

EBITDA
Real Estate Franchise and Operations	$1,069	$892		20%
Mortgage Services	183	380		(52%)
Hospitality Services	714	633		13%
Travel Distribution Services	466	459		2%
Vehicle Services	625	442		41%
Marketing Services	341	296		15%

Total Reportable Segments	3,398	3,102
Corporate and Other	(6)	(38)

Total Company	$3,392	$3,064

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$3,392	$3,064
Less: Non-program related depreciation and amortization	553	507
Non-program related interest expense, net	251	306
Early extinguishment of debt	18	58
Amortization of pendings and listings	16	20

Pretax Income (A)	$2,554	$2,173		18%

*	Not meaningful.
(A)	Referred to as “Income before income taxes and minority interest” on the Consolidated Condensed Statements of Income presented on Table 2.
(B)	See Table 7 for the underlying calculations and reconciliations.
(C)	2003 EPS has been revised to reflect the adoption of EITF Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share,” which now requires the inclusion of contingently convertible debt instruments that were outstanding during such period and not ultimately settled in cash (namely, our zero coupon senior convertible contingent notes that were converted into approximately 22 million shares of our common stock in February 2004).

Table 2

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003 (*)	2004	2003 (*)
Revenues
Service fees and membership, net	$3,383	$3,009	$13,746	$12,314
Vehicle-related	1,514	1,328	5,963	5,645
Other	7	7	76	56

Net revenues	4,904	4,344	19,785	18,015

Expenses
Operating	2,621	2,272	10,338	9,335
Vehicle depreciation, lease charges and interest, net	619	621	2,502	2,487
Marketing and reservation	496	440	2,010	1,732
General and administrative	468	346	1,571	1,352
Non-program related depreciation and amortization	159	129	553	507
Non-program related interest, net:
Interest expense, net	66	72	251	306
Early extinguishment of debt	—	—	18	58
Acquisition and integration related costs:
Amortization of pendings and listings	3	8	16	20
Other	8	4	5	34
Litigation and related charges, net	(51)	(7)	(33)	11

Total expenses	4,389	3,885	17,231	15,842

Income before income taxes and minority interest	515	459	2,554	2,173
Provision for income taxes	158	156	728	722
Minority interest, net of tax	—	4	6	21

Income from continuing operations	357	299	1,820	1,430
Income (loss) from discontinued operations, net of tax	—	(11)	64	35
Gain on disposal of discontinued operations, net of tax	—	—	198	—

Income before cumulative effect of accounting change	357	288	2,082	1,465
Cumulative effect of accounting change, net of tax	—	—	—	(293)

Net income	$357	$288	$2,082	$1,172

Earnings per share
Basic
Income from continuing operations	$0.34	$0.30	$1.77	$1.41
Income (loss) from discontinued operations	—	(0.01)	0.06	0.03
Gain on disposal of discontinued operations	—	—	0.19	—
Cumulative effect of accounting change	—	—	—	(0.29)

Net income	$0.34	$0.29	$2.02	$1.15

Diluted
Income from continuing operations	$0.33	$0.28	$1.71	$1.35
Income (loss) from discontinued operations	—	(0.01)	0.06	0.03
Gain on disposal of discontinued operations	—	—	0.19	—
Cumulative effect of accounting change	—	—	—	(0.27)

Net income	$0.33	$0.27	$1.96	$1.11

Weighted average shares outstanding
Basic	1,052	1,011	1,031	1,017
Diluted	1,079	1,064	1,064	1,062

(*)	Certain reclassifications have been made to conform to the current presentation and, with respect to earnings per share and weighted average shares outstanding, to reflect the adoption of EITF Issue No. 04-8.

Table 3
(page 1 of 2)

Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	Fourth Quarter
	2004	2003	% Change
REAL ESTATE FRANCHISE AND OPERATIONS SEGMENT

Real Estate Franchise (A)
Closed Sides	443,430	445,908	(1%)
Average Price	$207,350	$181,260	14%
Royalty and Marketing Revenue (B)	$132,190	$115,073	15%
Total Revenue (B)	$140,329	$121,516	15%

Real Estate Brokerage
Closed Sides	111,349	114,406	(3%)
Average Price	$426,142	$361,833	18%
Net Revenue from Real Estate Transactions (B)	$1,232,582	$1,060,239	16%
Total Revenue (B)	$1,242,873	$1,070,286	16%

Relocation
Service Based Revenue (Referrals, Outsourcing, etc.)	$80,535	$65,578	23%
Asset Based Revenue (Home Sale Closings and Financial Income)	$39,958	$34,060	17%
Total Revenue	$120,493	$99,638	21%

MORTGAGE SERVICES SEGMENT

Mortgage
Production Loans Closed to be Securitized (millions)	$7,161	$10,019	(29%)
Other Production Loans Closed (millions)	$3,822	$4,923	(22%)
Production Loans Sold (millions)	$6,747	$11,323	(40%)
Average Servicing Loan Portfolio (millions)	$142,322	$130,828	9%
Production Revenue	$121,634	$239,229	(49%)
Gross Recurring Servicing Revenue	$124,692	$113,703	10%
Amortization and Impairment of Mortgage Servicing Rights	$(140,956)	$(158,695)	*
Hedging Activity for Mortgage Servicing Rights	$47,293	$12,752	*
Other Servicing Revenue (C)	$2,243	$8,065	*
Net Revenue from Mortgage Servicing Activities	$33,272	$(24,175)	*
Total Revenue	$154,906	$215,054	(28%)

Settlement Services
Title and Appraisal Units	80,979	100,514	(19%)
Total Revenue	$90,613	$93,752	(3%)

HOSPITALITY SERVICES SEGMENT

Lodging
RevPAR	$23.79	$22.46	6%
Weighted Average Rooms Available (Domestic)	458,915	480,672	(5%)
Royalty, Marketing and Reservation Revenue	$82,502	$77,277	7%
Total Revenue	$101,869	$90,492	13%

RCI
Average Subscriptions	3,116,362	2,981,700	5%
Number of Exchanges (D)	297,398	301,680	(1%)
Exchange and Subscription Revenue (D)	$94,183	$87,598	8%
Points and Rental Transaction Revenue (D)	$24,654	$22,785	8%
Other Revenue (D)	$24,658	$16,216	52%
Total Revenue	$143,495	$126,599	13%

Fairfield Resorts
Tours	125,137	122,994	2%
Total Revenue	$253,509	$223,956	13%

Trendwest Resorts
Tours	79,768	77,435	3%
Total Revenue	$135,450	$136,052	—

Vacation Rental Group (E)
Cottage Weeks Sold	223,273	220,610	1%
Total Revenue	$77,453	$36,087	115%

*	Not meaningful.
(A)	The 2003 amounts have been revised to reflect a new presentation of drivers adopted during second quarter 2004 whereby contributions from NRT, our wholly-owned real estate brokerage firm, have been excluded. All prior period amounts have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com. During the three months ended December 31, 2004 and 2003, intercompany royalties paid by NRT were $81 million and $71 million, respectively.
(B)	The 2004 amount includes the revenues of businesses acquired during or subsequent to the fourth quarter of 2003 and is therefore not comparable to the 2003 amount.
(C)	Includes net interest expense of $8 million and $15 million for the three months ended December 31, 2004 and 2003, respectively.
(D)	The 2003 amounts have been revised to reflect a new presentation of drivers during 2004. All prior period amounts have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com.
(E)	We acquired Landal Green Parks on May 5, 2004. Revenue generated by Landal prior to that date is not reflected in the revenue data presented herein and, therefore, the revenue data are not comparable. However, the number of cottage weeks sold for 2003 has been adjusted to include 96,514 cottage weeks sold by Landal so as to present comparable driver data.

Table 3
(page 2 of 2)

Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	Fourth Quarter
	2004	2003	% Change
TRAVEL DISTRIBUTION SERVICES SEGMENT (A)

Transaction Volume, by Region (000’s)
United States	24,093	22,421	7%
International	36,571	38,436	(5%)
Transaction Volume, by Channel (000’s)
Traditional Agency	52,458	55,645	(6%)
Online	8,206	5,212	57%
Air/Non-Air Transaction Volume (000’s)
Air	54,993	55,272	(1%)
Car and Hotel	5,671	5,585	2%
Galileo GDS/Other Volume (000’s)
Galileo GDS	58,770	59,605	(1%)
Other (B)	1,894	1,252	51%
Galileo Revenue	$352,371	$349,383	1%
Online Gross Bookings, excluding Orbitz (000’s)	$351,934	$263,471	34%
Orbitz Online Gross Bookings (000’s)	$1,043,581	$926,457	13%
Offline Gross Bookings (000’s)	$168,995	$211,602	(20%)
Total Revenue (C)	$451,662	$392,405	15%

VEHICLE SERVICES SEGMENT

Avis
Rental Days (000’s)	13,736	13,277	3%
Time and Mileage Revenue per Day	$41.17	$42.08	(2%)
Average Length of Rental (stated in Days)	3.55	3.53	1%
Total Revenue (D)	$640,531	$627,002	2%

Budget (E)
Car Rental Days (000’s)	7,163	6,056	18%
Time and Mileage Revenue per Day	$34.72	$37.66	(8%)
Average Length of Rental (stated in Days)	4.03	3.98	1%
Car Rental Revenue (D)	$294,957	$268,203	10%
Truck Rental Revenue (D)	$125,353	$110,345	14%
Total Revenue	$420,310	$378,548	11%

Vehicle Management and Fuel Card Services
Average Fleet (Leased)	320,552	313,947	2%
Average Number of Cards (000’s)	4,262	3,921	9%
Service Based Revenue	$73,088	$59,996	22%
Asset Based Revenue (F)	$459,676	$319,317	44%
Total Revenue (F)	$532,764	$379,313	40%

MARKETING SERVICES SEGMENT

Loyalty/Insurance Marketing Revenue	$204,966	$156,359	31%
Individual Membership Revenue	$197,575	$205,680	(4%)

*	Not meaningful.
(A)	The 2003 drivers have been revised to reflect a new presentation adopted during third quarter 2004. All prior period drivers have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com.
(B)	Includes supplier link and merchant hotel transactions not booked through the Galileo GDS system.
(C)	We acquired Orbitz, Inc. on November 12, 2004. Revenue generated by Orbitz prior to that date is not reflected in the revenue data presented herein and, therefore, the revenue data are not comparable.
(D)	Certain reclassifications have been made to the 2003 amounts to conform to the current presentation. All prior period amounts have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com.
(E)	The 2003 amounts have been revised to reflect a new presentation of drivers during 2004 consistent with the methodology used for the Avis business now that Budget has been integrated onto the Company’s system. All prior period amounts have been revised to reflect this new presentation and are available on the Cendant website, which may be accessed at www.cendant.com.
(F)	The 2004 amounts include the revenues of businesses acquired during or subsequent to the fourth quarter of 2003 and are therefore not comparable to the 2003 amount.

Table 4

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED BALANCE SHEETS
(In billions)

	As of	As of
	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$0.6	$0.8
Assets of discontinued operations	—	0.6
Other current assets	3.3	3.6

Total current assets	3.9	5.0

Property and equipment, net	1.8	1.8
Goodwill	11.9	10.7
Other non-current assets	5.9	4.4

Total assets exclusive of assets under programs	23.5	21.9

Assets under management and mortgage programs	19.1	17.6

Total assets	$42.6	$39.5

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$0.7	$1.6
Liabilities of discontinued operations	—	0.1
Other current liabilities	5.6	5.5

Total current liabilities	6.3	7.2

Long-term debt	3.6	4.4
Other non-current liabilities	1.6	1.2

Total liabilities exclusive of liabilities under programs	11.5	12.8

Liabilities under management and mortgage programs (*)	18.4	16.5

Total stockholders’ equity	12.7	10.2

Total liabilities and stockholders’ equity	$42.6	$39.5

(*)	Liabilities under management and mortgage programs includes deferred income tax liabilities of $2.6 billion and $1.4 billion as of December 31, 2004 and 2003, respectively.

Table 5

Cendant Corporation and Subsidiaries
SCHEDULE OF CORPORATE DEBT (A)
(In millions)

		December 31,	September 30,	June 30,	March 31,	December 31,
Maturity Date		2004	2004	2004	2004	2003
	Net Debt
n/a	Zero coupon senior convertible contingent notes	$—	$—	$—	$—	$430
n/a	11% senior subordinated notes	—	—	—	329	333
n/a	Zero coupon convertible debentures	—	—	—	7	7
n/a	3 7/8% convertible senior debentures	—	804	804	804	804
August 2006	6 7/8% notes	850	849	849	849	849
January 2008	6 1/4% notes	797	797	797	797	797
March 2010	6 1/4% notes	349	349	348	348	348
January 2013	7 3/8% notes	1,191	1,191	1,190	1,190	1,190
March 2015	7 1/8% notes	250	250	250	250	250
August 2006	4.89% notes (B)	100	100	100	—	—
November 2009	Revolver borrowings	650	—	—	—	—
	Net hedging gains (losses) (C)	17	28	(41)	99	31
	Other	129	97	320	118	100

	Total corporate debt, excluding Upper DECS	4,333	4,465	4,617	4,791	5,139
	Plus: Upper DECS (D)	—	—	—	863	863

	Total Debt	4,333	4,465	4,617	5,654	6,002
	Less: Cash and cash equivalents	591	1,633	566	631	839

	Net Debt	$3,742	$2,832	$4,051	$5,023	$5,163

	Net Capitalization
	Total Stockholders’ Equity	$12,695	$12,411	$11,114	$10,637	$10,186
	Total Debt (per above)	4,333	4,465	4,617	5,654	6,002

	Total Capitalization	17,028	16,876	15,731	16,291	16,188
	Less: Cash and cash equivalents	591	1,633	566	631	839

	Net Capitalization	$16,437	$15,243	$15,165	$15,660	$15,349

	Net Debt to Net Capitalization Ratio (E)	22.8%	18.6%	26.7%	32.1%	33.6%

	Total Debt to Total Capitalization Ratio	25.4%	26.5%	29.3%	34.7%	37.1%

(A)	Amounts presented herein exclude debt under management and mortgage programs.
(B)	Represents amount of senior notes outstanding following the Company’s remarketing in May 2004 of the $863 million principal amount of senior notes forming a part of the Company’s Upper DECS securities.
(C)	As of December 31, 2004, this balance represents $138 million of net gains resulting from the termination of interest rate hedges, which will be amortized by the Company to reduce future interest expense, partially offset by $121 million of mark to market adjustments on current interest rate hedges.
(D)	In May 2004, these senior notes were remarketed and as a result no longer formed a portion of the Upper DECS. In connection with such remarketing, the Company purchased and retired $763 million principal amount of notes (see Note (B) above).
(E)	The “Net Debt to Net Capitalization Ratio” is useful in measuring the Company’s leverage and indicating the strength of its financial condition. This ratio is calculated by dividing (i) net corporate debt (which reflects total debt adjusted to assume the application of available cash to reduce outstanding indebtedness) by (ii) net capitalization (which reflects total capitalization also adjusted for the application of available cash). A reconciliation of the “Net Debt to Net Capitalization Ratio” to the appropriate measure recognized under generally accepted accounting principles (Total Debt to Total Capitalization Ratio) is presented in the above table.

Table 6

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Operating Activities
Net cash provided by operating activities exclusive of management and mortgage programs	$640	$548	$2,880	$2,855
Net cash provided by operating activities of management and mortgage programs	683	2,875	2,537	4,073

Net Cash Provided by Operating Activities	1,323	3,423	5,417	6,928

Investing Activities
Property and equipment additions	(158)	(151)	(469)	(458)
Net assets acquired, net of cash acquired, and acquisition-related payments	(1,308)	(91)	(1,751)	(325)
Proceeds received on asset sales	7	13	37	133
Proceeds from disposition of businesses, net of transaction-related payments	12	—	833	—
Proceeds received on sale of marketable securities	21	2	63	4
Other, net	86	(6)	86	82

Net cash used in investing activities exclusive of management and mortgage programs	(1,340)	(233)	(1,201)	(564)

Management and mortgage programs:
Net change in program cash	(250)	(176)	(163)	(110)
Net change in investment in vehicles	(490)	148	(2,885)	(1,756)
Net change in relocation receivables	46	(8)	(16)	(64)
Net change in mortgage servicing rights, related derivatives and mortgage-backed securities	(93)	(169)	(308)	(683)

	(787)	(205)	(3,372)	(2,613)

Net Cash Used in Investing Activities	(2,127)	(438)	(4,573)	(3,177)

Financing Activities
Proceeds from borrowings	27	5	53	2,593
Principal payments on borrowings	(811)	(264)	(2,164)	(3,479)
Net change in short-term borrowings	650	—	650	—
Issuances of common stock	83	199	1,430	446
Repurchases of common stock	(170)	(380)	(1,323)	(1,090)
Payments of dividends	(96)	—	(333)	—
Other, net	(7)	—	(29)	(86)

Net cash used in financing activities exclusive of management and mortgage programs	(324)	(440)	(1,716)	(1,616)

Management and mortgage programs:
Proceeds from borrowings	4,085	5,187	16,230	27,757
Principal payments on borrowings	(4,004)	(7,454)	(15,683)	(28,495)
Net change in short-term borrowings	(6)	(426)	44	(702)
Other, net	(2)	(15)	(23)	(25)

	73	(2,708)	568	(1,465)

Net Cash Used in Financing Activities	(251)	(3,148)	(1,148)	(3,081)

Effect of changes in exchange rates on cash and cash equivalents	13	3	18	(7)
Cash provided by (used in) discontinued operations	—	(5)	38	51

Net increase (decrease) in cash and cash equivalents	(1,042)	(165)	(248)	714
Cash and cash equivalents, beginning of period	1,633	1,004	839	125

Cash and cash equivalents, end of period	$591	$839	$591	$839

Table 7

Cendant Corporation and Subsidiaries
CONSOLIDATED SCHEDULES OF FREE CASH FLOWS
(In millions)

Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented below.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Pretax income	$515	$459	$2,554	$2,173
Addback of non-cash depreciation and amortization:
Non-program related	159	129	553	507
Pendings and listings	3	8	16	20
Tax payments, net of refunds	(47)	(60)	(174)	(2)
Working capital and other	17	25	(32)	290
Capital expenditures	(158)	(151)	(469)	(458)
Management and mortgage programs (A)	(31)	(38)	(267)	(5)

Free Cash Flow	458	372	2,181	2,525

Current period acquisitions, net of cash acquired	(1,263)	(67)	(1,633)	(147)
Payments related to prior period acquisitions	(45)	(24)	(118)	(178)
Proceeds from disposition of businesses, net	12	—	833	—
Issuance of common stock in connection with the Upper DECS	—	—	863	—
Net repurchases of common stock	(87)	(181)	(756)	(644)
Payment of dividends	(96)	—	(333)	—
Investments and other (B)	113	(6)	176	44
Net debt repayments	(134)	(259)	(1,461)	(886)

Net increase (decrease) in cash and cash equivalents (per Table 6)	$(1,042)	$(165)	$(248)	$714

(A)	Cash flows related to management and mortgage programs may fluctuate significantly from period to period due to the timing of the underlying management and mortgage program transactions (i.e., timing of mortgage loan origination versus sale). For the three months ended December 31, 2004 and 2003, the net cash flows from the activities of management and mortgage programs are reflected on Table 6 as follows: (i) net cash provided by operating activities of $683 million and $2,875 million, respectively, (ii) net cash used in investing activities of $787 million and $205 million, respectively, and (iii) net cash provided by (used in) financing activities of $73 million and ($2,708) million, respectively. For the twelve months ended December 31, 2004 and 2003, the net cash flows from the activities of management and mortgage programs are reflected on Table 6 as follows: (i) net cash provided by operating activities of $2,537 million and $4,073 million, respectively, (ii) net cash used in investing activities of $3,372 million and $2,613 million, respectively, and (iii) net cash provided by (used in) financing activities of $568 million and ($1,465) million, respectively.
(B)	Represents net cash provided by (used in) discontinued operations, the effects of exchange rates on cash and cash equivalents and other investing and financing activities.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Free Cash Flow (per above)	$458	$372	$2,181	$2,525
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing activities of management and mortgage programs	787	205	3,372	2,613
Financing activities of management and mortgage programs	(73)	2,708	(568)	1,465
Capital expenditures	158	151	469	458
Proceeds received on asset sales	(7)	(13)	(37)	(133)

Net Cash Provided by Operating Activities (per Table 6)	$1,323	$3,423	$5,417	$6,928

Full Year 2005
Projected
Free Cash Flow *	$1,800 - $2,000
Cash outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing and financing activities of management and mortgage programs	800 - 1,000
Capital expenditures	400 - 450

Net Cash Provided by Operating Activities *	$3,000 - $3,450

*	Reflects the cash flows of our mortgage business through the date of the spin-off (January 31, 2005) and assumes discontinued operations treatment for all of 2005 for our fleet leasing, fuel card and marketing services businesses whereby the cash flows for these businesses are not included in our Free Cash Flow or Net Cash Flow Provided by Operating Activities.

Table 8
(page 1 of 2)

Cendant Corporation and Subsidiaries
ORGANIC GROWTH BY SEGMENT FOR FOURTH QUARTER
(In millions)

Organic growth represents the results of our reportable operating segments excluding the impact of acquisitions and dispositions. See Table 1 (page 1 of 2) for the reported results of each of our operating segments.

	Pre-Spin-off *

	REVENUES			EBITDA
	Fourth Quarter			Fourth Quarter
	2004	2003	%**	2004	2003	%**
Real Estate Franchise and Operations (A)	$1,434	$1,291	11%	$223	$193	16%
Mortgage Services (B)	244	307	(20%)	26	64	(59%)
Hospitality Services (C)	670	611	10%	157	148	6%
Travel Distribution Services (D)	403	392	3%	102	109	(6%)
Vehicle Services (E)	1,477	1,385	7%	121	73	65%
Marketing Services	401	361	11%	84	77	10%

Total Reportable Segments	$4,629	$4,347	6%	$713	$664	7%

	Post-Spin-off *

	REVENUES			EBITDA
	Fourth Quarter			Fourth Quarter
	2004	2003	%	2004	2003	%**
Real Estate Franchise and Operations (F)	$1,506	$1,362	11%	$233	$201	16%
Hospitality Services (C)	670	611	10%	157	148	6%
Travel Distribution Services (D)	403	392	3%	102	109	(6%)
Vehicle Services	1,111	1,045	6%	105	61	70%
Marketing Services	401	361	11%	84	77	10%

Total Reportable Segments	$4,091	$3,771	8%	$681	$596	14%

*	Pre-Spin-off organic growth reflects the results of our reportable segments before giving consideration to the spin-off of our mortgage, fleet leasing and appraisal operations, while Post-Spin-off organic growth gives effect to the spin-off, which occurred on January 31, 2005. The Post-Spin-off Real Estate Franchise and Operations segment includes the results of our settlement services business, which is included within our Mortgage Services segment prior to the spin-off.
**	Amounts may not calculate due to rounding in millions.
(A)	Includes a reduction to revenue and EBITDA growth of $69 million and $6 million, respectively, related to the acquisition of Sotheby’s International Realty in February 2004 and the acquisitions of real estate brokerage businesses during or subsequent to fourth quarter 2003.
(B)	Includes a reduction to revenue growth of $1 million related to the acquisition of a real estate brokerage business in May 2004 and the sale of non-core assets by our settlement services business in June 2004.
(C)	Includes a reduction to revenue growth of $40 million and an increase to EBITDA growth of $3 million primarily related to the acquisition of Landal GreenParks in May 2004.
(D)	Includes a reduction to revenue growth of $47 million primarily related to the acquisitions of Orbitz, Inc. (November 2004) and Flairview Travel (April 2004).
(E)	Includes a reduction to both revenue and EBITDA growth of $117 million and $6 million, respectively, related to the acquisition of First Fleet Corporation in March 2004.
(F)	Includes a reduction to revenue and EBITDA growth of $68 million and $4 million, respectively, related to the acquisition of Sotheby’s International Realty in February 2004, the acquisitions of real estate brokerage businesses during or subsequent to fourth quarter 2003 and the sale of non-core assets by our settlement services business in June 2004.

Table 8
(page 2 of 2)

Cendant Corporation and Subsidiaries
ORGANIC GROWTH BY SEGMENT FOR FULL YEAR
(In millions)

Organic growth represents the results of our reportable operating segments excluding the impact of acquisitions and dispositions. See Table 1 (page 2 of 2) for the reported results of each of our operating segments.

	Pre-Spin-off *

	REVENUES			EBITDA
	Full Year			Full Year
	2004	2003	%	2004	2003	%
Real Estate Franchise and Operations (A)	$6,024	$5,253	15%	$1,054	$887	19%
Mortgage Services (B)	1,098	1,485	(26%)	176	385	(54%)
Hospitality Services (C)	2,780	2,514	11%	722	628	15%
Travel Distribution Services (D)	1,682	1,659	1%	463	459	1%
Vehicle Services (E)	6,019	5,851	3%	616	442	39%
Marketing Services (F)	1,249	1,224	2%	337	296	14%

Total Reportable Segments	$18,852	$17,986	5%	$3,368	$3,097	9%

	Post-Spin-off *

	REVENUES			EBITDA
	Full Year			Full Year
	2004	2003	%	2004	2003	%
Real Estate Franchise and Operations (G)	$6,337	$5,586	13%	$1,108	$942	18%
Hospitality Services (C)	2,780	2,514	11%	722	628	15%
Travel Distribution Services (D)	1,682	1,659	1%	463	459	1%
Vehicle Services	4,611	4,496	3%	558	391	43%
Marketing Services (F)	1,249	1,224	2%	337	296	14%

Total Reportable Segments	$16,659	$15,479	8%	$3,188	$2,716	17%

*	Pre-Spin-off organic growth reflects the results of our reportable segments before giving consideration to the spin-off of our mortgage, fleet leasing and appraisal operations, while Post-Spin-off organic growth gives effect to the spin-off, which occurred on January 31, 2005. The Post-Spin-off Real Estate Franchise and Operations segment includes the results of our settlement services business, which is included within our Mortgage Services segment prior to the spin-off.
(A)	Includes a reduction to revenue and EBITDA growth of $217 million and $10 million, respectively, primarily related to the acquisition of Sotheby’s International Realty in February 2004 and the acquisitions of real estate brokerage businesses during 2003 and 2004.
(B)	Includes a reduction to revenue and EBITDA growth of $15 million and $12 million, respectively, primarily related to the acquisition of a real estate brokerage business in May 2004 and the sale of certain non-core assets by our settlement services business in June 2004.
(C)	Includes a reduction to revenue growth of $93 million and an increase to EBITDA growth of $13 million primarily related to the acquisition of Landal GreenParks in May 2004 and the consolidation of the Sierra Receivables Funding entities in September 2003 (pursuant to FIN 46).
(D)	Includes a reduction to revenue and EBITDA growth of $106 million and $3 million, respectively, primarily related to the acquisitions of Orbitz, Inc. (November 2004), Flairview Travel (April 2004), Travel 2/Travel 4 (November 2003) and Trip Network, Inc. (March 2003).
(E)	Includes a reduction to revenue and EBITDA growth of $212 million and $9 million, respectively, related to the acquisition of First Fleet Corporation in March 2004.
(F)	Includes a reduction to revenue and EBITDA growth of $250 million and $4 million, respectively, related to the consolidation of Trilegiant Corporation in July 2003 (pursuant to FIN 46).
(G)	Includes a reduction to revenue and EBITDA growth of $226 million and $22 million, respectively, related to the acquisition of Sotheby’s International Realty in February 2004, the acquisitions of real estate brokerage businesses during or subsequent to fourth quarter 2003 and the sale of non-core assets by our settlement services business in June 2004.